                                                                  EXHIBIT 99.1

Contact:                                                            Investors:
PXRE Group Ltd.                                                 The Ruth Group
John Modin                                                  Jeffrey Goldberger
Chief Financial Officer                                           646 536-7033
441 296-5858                                      JGOLDBERGER@THERUTHGROUP.COM
                                                  ----------------------------
JOHN_MODIN@PXRE.COM
-------------------

Swan Building
26 Victoria Street, Hamilton HM12                      N E W S   R E L E A S E
Bermuda
441 296 5858
441 296 6162 FAX

PXRE Group Ltd.                                                     [PXRE LOGO]

                           PXRE REPORTS FOURTH QUARTER
                            NET INCOME INCREASED 71%

                               -------------------

                   COMPANY DECLARES REGULAR QUARTERLY DIVIDEND

         HAMILTON, Bermuda -- (PR Newswire) - February 11, 2004 -- PXRE Group Ltd. (NYSE: PXT) today announced results for the fourth quarter ended December 31, 2003. Highlights in the quarter included:

         o    Net income increased 71% to $27.8 million from $16.3 million

         o    Net income per diluted share was $1.14 compared to $0.73

         o    Underwriting income was up 20%

         o Net premiums written in the Catastrophe and Risk Excess segment were up 23%

         o On a fully diluted basis, book value per share was $22.24 at December 31, 2003

         o    Annualized return on equity was 22.2%

Highlights in the year included:

         o    Net income increased 50% to $96.6 million from $64.5 million

         o    Net income per diluted share was $4.10 compared to $3.28

         o    Underwriting income was up 30%

         o Net premiums written in the Catastrophe and Risk Excess segment were up 46%

         o    Return on equity was 19.2% compared to 16.5%

         Jeffrey L. Radke, the President & Chief Executive Officer of PXRE Group, commented, "Our fourth quarter and full year 2003 results demonstrate that we have returned our focus to our core catastrophe and risk excess lines of business. All other segments have declined dramatically while the catastrophe and risk segment continues to grow at rates in excess of many competitors and has shown excellent results. While the entire market has benefited from moderate catastrophe activity, we have used our expertise and relationships to grow market share in this attractive rate environment."

         "The momentum continues in 2004. Almost two thirds of our business renews at January 1st. With the results of the renewal season behind us, we are anticipating 2004 net income per diluted share of $4.40 to $4.80, assuming normalized catastrophe activity. This growth in EPS is predicated on low double digit growth in Net Earned Cat & Risk Premium and a continued focus on that segment."

         Revenue for the fourth quarter of 2003 was $93.3 million compared to $99.9 million in the same period a year ago. Net premiums earned for the quarter were $83.1 million compared to $88.7 million in the year-earlier period, as strong continued growth in our core Catastrophe and Risk Excess segment almost entirely offset a planned reduction in our Finite and Exited Lines segments. Specifically, during the fourth quarter of 2003 net premiums earned in our Catastrophe and Risk Excess segment grew 24% to $65.9 million from $52.9 million in the comparable period of 2002.

         Revenue for the year 2003 was $355.3 million compared to $306.7 million in 2002. Net premiums earned for 2003 were $320.9 million compared to $269.4 million in the year-earlier period. Strong growth in our core Catastrophe and Risk Excess segment was partially offset by a planned reduction in our Finite and Exited Lines segments. Specifically, during 2003 net premiums earned in our Catastrophe and Risk Excess segment grew 44% to $254.2 million from $176.1 million in the comparable period of 2002.


                                       Revenues and Net Premiums Earned
------------------------------------------------------------------------------------------------------------
                                   Three Months Ended                     Twelve Months Ended
($000's)                              December 31,                             December31,
                              ---------------------------------------------------------------------
                                  2003            2002      Change %       2003           2002      Change %
                              -------------- ---------------------------------------------------------------
Revenues                      $     93,286   $     99,911      (7)    $    355,325    $   306,666      16
                              ==============================          =============================
Net Premiums Earned:
   Cat & Risk Excess          $     65,863   $     52,916      24     $    254,197    $   176,085      44
   Finite                           14,283         30,769     (54)          53,689         57,107      (6)
   Other Lines                       1,202          2,283     (47)           7,866          8,145      (3)
   Exited                            1,715          2,732     (37)           5,181         28,023     (82)
                              ------------------------------          -----------------------------
                              $     83,063   $     88,700      (6)    $    320,933    $   269,360      19
                              ==============================           =============================

         Net premiums written decreased 45% to $57.0 million in the fourth quarter versus $103.3 million in the same period in 2002. The decrease reflects a $55.6 million or 92% planned decrease in the Finite segment, partially offset by a $9.2 million or 23% increase in the Company's core Catastrophe and Risk Excess segment.

         Net premiums written decreased 5% to $278.4 million in 2003 versus $294.5 million in 2002. The decrease reflects a $94.7 million or 92% decrease in the Finite segment, partially offset by a $81.6 million or 46% increase in the Company's core Catastrophe and Risk Excess segment.

                                              Net Premiums Written
---------------------------------------------------------------------------------------------------------------
                                    Three Months Ended                      Twelve Months Ended
($000's)                                December 31,                             December 31,
                               --------------------------------------------------------------------------------
                                   2003            2002      Change %       2003           2002       Change %
                               -------------- -----------------------------------------------------------------
Net Premiums Written:
   Cat & Risk Excess           $   49,070     $    39,885       23     $  257,620      $   176,043       46
   Finite                           4,750          60,307      (92)         8,064          102,754      (92)
   Other Lines                      1,475           1,845      (20)         8,603            7,905        9
   Exited                           1,685           1,253       34          4,124            7,781      (47)
                               ------------------------------          ------------------------------
                               $   56,980     $   103,290      (45)    $  278,411      $   294,483      (5)
                               ==============================          ==============================

         Net investment income for the fourth quarter of 2003 decreased 6% to $6.9 million from $7.4 million in the corresponding period of 2002. This was caused by a decrease in annualized yield of the Company's fixed maturity and short-term investment portfolios. Net realized investment gains for the fourth quarter of 2003 were $1.8 million compared with gains of $3.2 million in the fourth quarter of 2002. Interest expense was $3.2 million for the fourth quarter of 2003 compared to $2.8 million in the comparable quarter of 2002.

         PXRE's GAAP loss ratio for the fourth quarter of 2003 was 54.7% compared with 47.9% in the fourth quarter of 2002. The loss ratio in the Company's core Catastrophe and Risk Excess segment was only 33.4%, reflecting the low level of catastrophic events in the quarter. The expense ratio decreased to 20.9% in the fourth quarter of 2003 from 36.3% in the year-earlier quarter due primarily to a reduction in ceding commissions from certain finite contracts.

                                                   GAAP Ratios
---------------------------------------------------------------------------------------------------------------
                                                  Three Months Ended                  Twelve Months Ended
                                                     December 31,                        December 31,
                                         ------------------------------------ ---------------------------------
                                                2003             2002               2003             2002
                                         ------------------------------------ ---------------------------------
Loss Ratio, All Lines                           54.7%            47.9%              49.4%           47.1%
Expense Ratio                                   20.9             36.3               25.3            30.6
                                         ------------------------------------ ---------------------------------
Combined Ratio                                  75.6%            84.2%              74.7%           77.7%
                                         ==================================== =================================

Loss Ratio, Cat & Risk Excess                   33.4%            32.5%              27.2%           30.0%

         Net income in the fourth quarter of 2003 reflects a reduction in the tax rate for the year ended 2003 to 1% compared to an effective tax rate of 22% for the 2002 year.

         During the fourth quarter of 2003, PXRE recorded a decrease in after-tax unrealized appreciation on investments of $4.1 million in other comprehensive income ($0.16 decrease in book value) largely due to an increase in interest rates during the quarter and sale of certain securities with a net realized gain of $1.8 million.

         On a fully diluted basis, book value per share increased to $22.24 per share at December 31, 2003 from $21.72 per share at September 30, 2003. The December 31, 2003 book value amount reflects the sale of 1,068,300 of our common shares via a public offering on December 16, 2003 for net proceeds of $20.4 million. On January 22, 2004 we sold an additional 330,000 common shares for net proceeds of $6.7 million from the exercise of the underwriters' over-allotment option associated with this offering. The effect of these additional proceeds will be reflected in the first quarter of 2004.

         Separately, the Company announced that its Board of Directors has declared a regular quarterly cash dividend of $0.06 per common share. The dividend will be paid on March 8, 2004, to shareholders of record as of February 23, 2004.

         PXRE - with operations in Bermuda, Barbados, the United States and Europe - provides reinsurance products and services to a worldwide marketplace. The Company's primary focus is providing property catastrophe reinsurance and retrocessional coverage. The Company also provides marine, aviation and aerospace products and services. The Company's shares trade on the New York Stock Exchange under the symbol "PXT."

         PXRE Group Ltd. is scheduled to hold a conference call with respect to its fourth quarter financial results on Thursday, February 12, 2004 at 10:00 a.m. Eastern Time.

         A live webcast of the conference call will be available online at WWW.PXREGROUP.COM. The dial-in numbers are (888) 335-6540 for domestic callers and (973) 935-8508 for international callers. The reservation number for both is 4446830.

         Quarterly financial statements are expected to be available on the Company's website under the press release section of News and Events after market close on February 11, 2004. To request other printed investor material from PXRE or additional copies of this news release, please call (441) 296-5858, send e-mail to Investor_Relations@pxregroup.com, or visit WWW.PXREGROUP.COM.

         Statements in this release that are not strictly historical are forward-looking and are based upon current expectations and assumptions of management. Statements included herein, as well as statements made by or on behalf of PXRE in its communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements, identified by words such as "intend," "believe," "anticipate," "expect," "outlook," or variations of such words or similar expressions, are based upon current expectations and are subject to risks and uncertainties. PXRE cautions investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following: (i) significant catastrophe losses or losses under other coverages, the timing and extent of which are difficult to predict; (ii) changes in the level of competition in the reinsurance or primary insurance markets that impact the volume or profitability of business (these changes include, but are not limited to, the intensification of price competition, the entry of new competitors, existing competitors exiting the market and competitors' development of new products); (iii) the lowering or loss of one of the financial or claims paying ratings of PXRE or one or more of PXRE's subsidiaries; (iv) changes in the demand for reinsurance, including changes in the amount of risk that PXRE's clients elect to maintain for their own account; (v) adverse development on loss reserves related to business written in current and prior years; (vi) lower than estimated retrocessional recoveries on unpaid losses, including the effects of losses due to a decline in the creditworthiness of PXRE's retrocessionaires;
(vii) increases in interest rates, which cause a reduction in the market value of PXRE's interest rate sensitive investments, including its fixed income investment portfolio and potential underperformance in PXRE's finite coverages;
(viii) decreases in interest rates causing a reduction of income earned on net cash flow from operations and the reinvestment of the proceeds from sales, calls or maturities of existing investments and shortfalls in cash flows necessary to pay fixed rate amounts due to finite contract counterparties; (ix) market fluctuations with respect to PXRE's portfolio of hedge funds and other privately held securities; (x) foreign currency fluctuations resulting in exchange gains or losses; (xi) a contention by the United States Internal Revenue Service that PXRE or PXRE's offshore subsidiaries are subject to U.S. taxation; and (xii) changes in tax laws, tax treaties, tax rules and interpretations. In addition to the factors outlined above that are directly related to PXRE's business, PXRE is also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors, the loss of key employees and other factors set forth in PXRE's SEC filings. The factors listed above should not be construed as exhaustive. Therefore, actual results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements.

         PXRE undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events (including catastrophe events), or otherwise.

                                 PXRE Group Ltd.
                         Unaudited Financial Highlights
                 (Dollars in thousands except per share amounts)

                                                                      Three Months Ended            Twelve Months Ended
                                                                         December 31,                  December 31,
                                                                 ------------------------------ ----------------------------
                                                                     2003            2002           2003          2002
                                                                 ------------   ------------    ------------  ------------
Gross premiums written                                           $     65,017   $     78,886    $    339,140  $    366,768
                                                                 ============   ============    ============  ============
Net premiums written                                             $     56,980   $    103,290    $    278,411  $    294,483
                                                                 ============   ============    ============  ============

Revenues                                                         $     93,286   $     99,911    $    355,325  $    306,666
Losses and expenses                                                   (67,492)       (78,196)       (257,836)     (224,292)
                                                                 ------------   ------------    ------------  ------------
Income before income taxes                                             25,794         21,715          97,489        82,374
Income tax benefit (provision)                                          2,046         (5,454)           (841)      (17,829)
                                                                 ------------   ------------    ------------  ------------
Net income before convertible preferred share dividends          $     27,840   $     16,261    $     96,648  $     64,545
                                                                 ============   ============    ============  ============
Net income per diluted common share                              $       1.14   $       0.73    $       4.10  $       3.28
                                                                 ============   ============    ============  ============
Average shares outstanding (000's)                                     24,462         22,420          23,575        19,662

GAAP Ratios:
   Loss ratio                                                            54.7%          47.9%           49.4%         47.1%
   Expense ratio                                                         20.9           36.3            25.3          30.6
                                                                 ------------   ------------    ------------  ------------
   Combined ratio                                                        75.6%          84.2%           74.7%         77.7%
                                                                 ============   ============    ============  ============

Losses Incurred by Segment:
   Cat & Risk Excess                                             $     21,895   $     16,948    $    69,696   $    55,672
   Excess of Loss Cessions                                                112            244           (625)       (2,901)
                                                                 ------------   ------------    ------------  ------------
                                                                       22,007         17,192         69,071        52,771
   Finite                                                              17,389         18,620         52,253        31,346
   Other Lines                                                            292           (618)         2,981         1,011
   Exited                                                               5,759          7,318         34,183        41,734
                                                                 ------------   ------------    ------------  ------------
                                                                 $     45,447   $     42,512    $   158,488   $   126,862
                                                                 ============   ============    ============  ============

Commission and Brokerage, Net of Fee Income by Segment:
   Cat & Risk Excess                                             $      6,957   $      5,332    $    25,746   $    18,959
   Excess of Loss Cessions                                               (269)         1,709          3,062        (3,768)
                                                                 ------------   ------------    ------------  ------------
                                                                        6,688          7,041         28,808        15,191
   Finite                                                                 944         12,240         11,475        23,217
   Other Lines                                                            216          1,030          1,807         2,814
   Exited                                                                 168          1,188            236         8,646
                                                                 ------------   ------------    ------------  ------------
                                                                 $      8,016   $     21,499    $    42,326   $    49,868
                                                                 ============   ============    ============  ============

Underwriting Income (Loss) by Segment: (1)
   Cat & Risk Excess                                             $     44,325   $     36,011    $   186,080   $   124,506
   Excess of Loss Cessions                                             (7,157)        (7,328)       (29,762)      (16,383)
                                                                 ------------   ------------    ------------  ------------
                                                                       37,168         28,683        156,318       108,123
   Finite                                                              (4,050)           (91)       (10,039)        2,544
   Other Lines                                                            694          1,871          3,078         4,320
   Exited                                                              (4,212)        (5,774)       (29,238)      (22,357)
                                                                 ------------   ------------    ------------  ------------
                                                                 $     29,600   $     24,689    $   120,119   $    92,630
                                                                 ============   ============    ============  ============

                                                                                                Dec. 31,       Dec. 31,
Financial Position:                                                                               2003           2002
                                                                                              -------------- --------------
   Cash and investments                                                                       $ 1,012,327    $   805,331
   Total assets                                                                                 1,359,647      1,237,142
   Reserve for losses and loss expenses                                                           450,635        447,829
   Shareholders' equity                                                                           564,516        453,464
   Book value per common share (2)                                                                  22.24          20.33
   Return on equity for the year                                                                     19.2%          16.5%
   Statutory surplus:
      PXRE Reinsurance Ltd.                                                                    $  425,500(3) $    70,609
      PXRE Reinsurance Company                                                                    424,900(4)     457,217
   Rating (A.M. Best/ S&P):
      PXRE Reinsurance Company                                                                        A/A            A/A
      PXRE Reinsurance Ltd.                                                                           A/A            A/A

                                                                       Three Months Ended           Twelve Months Ended
                                                                          December 31,                 December 31,
                                                                  ----------------------------------------------------------
                                                                      2003           2002           2003          2002
                                                                  ------------  ------------    ------------  ------------
Underwriting Income Reconciled to Income Before Income Taxes:
   Net underwriting income (1)                                    $     29,600  $     24,689    $    120,119  $     92,630
   Net investment income                                                 6,906         7,350          26,931        24,893
   Net realized investment gains                                         1,836         3,196           2,447         8,981
   Interest expense                                                     (3,179)       (2,837)        (13,034)      (11,585)
   Other operating expenses                                             (9,369)      (10,664)        (38,954)      (32,454)
   Other                                                                     -           (19)            (20)          (91)
                                                                  ------------  ------------    ------------  ------------
   Income before income taxes                                     $     25,794  $     21,715    $     97,489  $     82,374
                                                                  ============  ============    ============  ============

(1) Underwriting Income (Loss) by Segment (a GAAP financial measure): Our reported underwriting results are our best measure of profitability for our individual underwriting segments and accordingly are disclosed in the footnotes to our financial statements required by SFAS 131, Disclosures about Segments of an Enterprise and Related Information. Underwriting Income (Loss) by Segment is calculated by subtracting losses incurred and commission and brokerage, net of fee income from net earned premiums. We do not allocate net investment income, net realized investment gains, interest expense or other operating expenses to our respective underwriting segments.
(2) After considering convertible preferred shares.
(3) Estimated and before inter-company eliminations.
(4) Estimated.



These preliminary financial statements are unaudited and do not include footnotes that customarily accompany a complete set of financial statements; these footnotes will be furnished when the Company makes its filing on Form 10-K for the year ended December 31, 2003.








                                     -END-